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                                                                    Exhibit 99.1

                 SMARTPROS ACQUIRES ASSETS OF BRIGHT IDEAS GROUP
            SMARTPROS TO EXPAND OFFERINGS INTO INFORMATION TECHNOLOGY EDUCATION AND TRAINING FOR BUSINESS AND IT PROFESSIONALS

FOR IMMEDIATE RELEASE -- HAWTHORNE, N.Y. - August 2, 2007-- SmartPros Ltd. (AMEX:PED), a leader in the field of accredited professional education and corporate training, today announced that it has acquired certain assets and certain liabilities of Bright Ideas Group/DBA WatchIT (BIG), developers of information technology education and training for business and IT professionals.

BIG features a catalog of over 300 courses, and produces three to five new titles each month in both online video and DVD formats. The company's courseware teaches business and IT professionals practical ways of managing assets, negotiating with vendors, applying best practices, and--for business and technology professionals alike--enhances their overall IT literacy. BIG was founded in 2004, and has headquarters in Gardnerville, Nev. The BIG product line can be seen at www.watchit.com

"BIG raises the IT literacy of business executives, keeping them better informed in making IT decisions. Further, BIG helps IT professionals be more effective and productive in their jobs," said Allen Greene, SmartPros Chairman and CEO. "BIG's core product lines are very similar in nature to those developed by SmartPros, making it a good fit for both accredited and non-accredited business professionals and IT decision makers inside the companies we already service."

SmartPros will integrate and launch the BIG online and DVD video catalogs as a featured product offering through a new division, SmartPros Information Technology Training. James Graham, BIG Founder and President, and other key BIG employees will become employees of SmartPros, operating out of SmartPros' corporate headquarters in Hawthorne, N.Y.

"SmartPros' established client base, and their extensive capabilities in video-based training and online delivery will further enhance BIG's established product line," said Graham. "In addition, we can now provide existing BIG clients with a full range of SmartPros accredited education products for their accounting, finance, corporate compliance, financial services, legal, and engineering groups."


ABOUT SMARTPROS LTD.
Founded in 1981, SmartPros Ltd. is an industry leader in the field of accredited professional education and corporate training. Its products and services are primarily focused in the accredited professional areas of corporate accounting, financial management, public accounting, governmental and not-for-profit accounting, financial services training, banking, engineering, legal, and ethics and compliance. SmartPros is a leading provider of professional education products to Fortune 500 companies, as well as the major firms and associations in each of its professional markets. SmartPros provides education and content publishing and development services in a variety of media including Web, CD-ROM and video. Our subscription libraries feature hundreds of course titles and 1,800+ hours of accredited education. SmartPros' proprietary Professional Education Center (PEC) Learning Management System (LMS) offers enterprise distribution and administration of education content and information. In addition, SmartPros produces a popular news and information portal for accounting and finance professionals serving more than one million ads and distributing more than 200,000 subscriber email newsletters each month. SmartPros' network of sites averages more than 450,000 monthly visits, serving a user base of 350,000+ profiled members. Visit WWW.SMARTPROS.COM

SAFE HARBOR STATEMENT
Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Results reported within this press release should not be considered an indication of future performance. Except for any historical information, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties, including activities, events or developments that the Company expects, believes or anticipates will or may occur in the future. In particular, the Company cannot make any assurances

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that any existing projects will generate revenues or be profitable or that any prospective projects that it is currently pursuing will lead to definitive agreements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with Securities and Exchange Commission.

CONTACT:
Shane Gillispie
VP Marketing Services, eCommerce
SmartPros, Ltd. (AMEX:PED)
253-863-8280
shanegillispie@smartpros.com